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                                                                   Exhibit 21.1



                              LIST OF SUBSIDIARIES


Subsidiary                                         Jurisdiction of Incorporation
----------                                         -----------------------------

Boat Tree, Inc.                                    Florida

Marine America, Inc.                               Florida

American Marine of South Florida, Inc.             Florida